Exhibit 99(c)(2)

CONFIDENTIAL

Preliminary and Confidential Discussion Materials Prepared for:

The Special Committee of Kenneth Cole Productions, Inc.

Regarding:

Project SILVER

May 22, 2012

Bank of America

Merrill Lynch

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Notice to Recipient

Confidential

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., which are both registered broker dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities.

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Bank of America

Merrill Lynch

CONFIDENTIAL

Table of Contents

Table of Contents 1. Financial Matters Summary

2. Other Perspectives Appendix

Bank of America

Merrill Lynch

CONFIDENTIAL

Financial Matters Summary

Bank of America

Merrill Lynch

CONFIDENTIAL

Financial Summary

Kenneth Cole Productions Management Projections

	Historical					KCP Management Projections			CAGR	
	Fiscal Year Ending December 31,									
	2008A	2009A	2010A	2011A	LTM (3/31/12)	2012E	2013E	2014E	'11A - '12E	'12E - '14E
Revenue	$492	$410	$457	$479	$478	$487	$544	$605	2%	11%
% Growth	*(4%)*	*(17%)*	*11%*	*5%*	--	*2%*	*12%*	*11%*		
Gross Profit	199	171	196	185	187	194	218	245	5%	12%
% Margin	*40%*	*42%*	*43%*	*39%*	*39%*	*40%*	*40%*	*40%*		
Adjusted EBITDA [1]	(0)	(1)	19	21	24	21	30	42	2%	40%
% Margin	*(0%)*	*(0%)*	*4%*	*4%*	*5%*	*4%*	*6%*	*7%*		
Adjusted EBIT [1]	(9)	(11)	9	11	15	11	19	30	(3%)	66%
% Margin	*(2%)*	*(3%)*	*2%*	*2%*	*3%*	*2%*	*3%*	*5%*		
Adjusted EPS [2]	($0.19)	($0.38)	$0.31	$0.40	---	$0.40	$0.60	$0.95	(1%)	54%
Free Cash Flow [3]	6	4	13	(22)[4]	(3)	12	31	28	NM	52%

Source: Public filings and Kenneth Cole Productions management projections.
Note: Dollars in millions, except per share values. "NM" denotes data not meaningful.
(1) Burdened for stock-based compensation and adjusted for one-time expenses and impairments.
(2) Adjusted for one-time items and normalized taxes.
(3) Calculated as cash flow from operations less capital expenditures, including purchase of intangible assets.
(4) Includes cash impact of one-time items, including $7.0 million of lease contract termination payments and $5.7 million of executive severance. Additionally, cash flows were negatively impacted by an increase in net working capital due to internalizing women's sportswear licensing.

1

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Segment Financial Summary

Kenneth Cole Productions Management Projections

		Historical					KCP Management Projections			CAGR	
		Fiscal Year Ending December 31,									
		2008A	2009A	2010A	2011A	LTM (3/31/12)	2012E	2013E	2014E	'11A - '12E	'12E - '14E
Revenue	Wholesale	$267	$201	$219	$268	$271	$274	$310	$345	2%	12%
	Consumer Direct	181	170	192	164	162	169	186	209	3%	11%
	Royalty Income	44	39	46	46	46	44	47	52	(4%)	8%
	Total Revenue	**$492**	**$410**	**$457**	**$479**	**$478**	**$487**	**$544**	**$605**	**2%**	**11%**
	% Growth:										
	Wholesale	*(8%)*	*(25%)*	*9%*	*22%*	--	*2%*	*13%*	*11%*		
	Consumer Direct	*3%*	*(7%)*	*13%*	*(15%)*	--	*3%*	*11%*	*12%*		
	Royalty Income	*(1%)*	*(10%)*	*16%*	*1%*	--	*(4%)*	*5%*	*11%*		
	Total Revenue	***(4%)***	***(17%)***	***11%***	***5%***	**--**	***2%***	***12%***	***11%***		
Segment Income	Wholesale	$28	$18	$24	$20	$22	$23	$30	$36	16%	24%
	Consumer Direct	(17)	(20)	(13)	(10)	(7)	(8)	(6)	(2)	NM	NM
	Licensing / International	35	34	41	42	41	41	44	49	(1%)	9%
	Segment Income [(1)]	**$46**	**$33**	**$52**	**$52**	**$55**	**$57**	**$68**	**$83**	**10%**	**21%**
	% Margin:										
	Wholesale	*10%*	*9%*	*11%*	*8%*	*8%*	*9%*	*10%*	*10%*		
	Consumer Direct	*(10%)*	*(12%)*	*(7%)*	*(6%)*	*(4%)*	*(5%)*	*(3%)*	*(1%)*		
	Segment Income	***9%***	***8%***	***11%***	***11%***	***12%***	***12%***	***12%***	***14%***		
Less: Other Corporate Expenses		(55)	(44)	(43)	(40)	(40)	(46)	(49)	(53)		
Consolidated Adjusted EBIT [(2)]		**($9)**	**($11)**	**$9**	**$11**	**$15**	**$11**	**$19**	**$30**	**(3%)**	**66%**

Source: Public filings and Kenneth Cole Productions management projections.
Note: Dollars in millions. "NM" denotes data not meaningful. Per Kenneth Cole Productions management, wholesale revenue includes international licensing but is excluded in segment income and included in licensing income.
(1) Segment income includes corporate overhead.
(2) Burdened for stock-based compensation and adjusted for one-time expenses and impairments.

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CONFIDENTIAL

Kenneth Cole Productions Reference Range Summary

Implied Kenneth Cole Productions Per Share Reference Ranges



Potential Tax Benefits per Share (1)
$25.00
$20.00
$15.00
$10.00
$5.00
$13.98
$10.15
$15.85
$11.60
$9.40
$14.00
$11.55
$18.80
$17.30
$13.65
Per Share Consideration: $15.00
Unaffected: $13.07 (2)

Methodology:	52-Week Share Price Range [3]	Analyst Share Price Target [4]	Selected Public Companies Analysis	Selected Precedent Transactions Analysis	Discounted Cash Flow Analysis [5]
Assumptions:	Low - High	Share Price Target	2012E Adjusted EBITDA [6]	LTM 3/31/12 Adjusted EBITDA [6]	Discount Rate
	$10.15 - $13.98	$18.00	$21	$24	11.0% - 13.0%
		Cost of Equity	Selected Multiple Range	Selected Multiple Range	Perpetuity Growth Rate
		13.5%	6.0x - 8.0x	7.0x - 9.0x	2.5% - 3.5%

Source: Kenneth Cole Productions management projections, public filings, Wall Street research, FactSet and CapitalIQ.

Note: Dollars in millions, except per share values. Per share values rounded to nearest $0.05 except 52-week high / low. Based on 10.3 million class A shares and 8.0 million class B shares outstanding, 2.5 million options outstanding with a weighted average exercise price of $16.24 per share (strike prices ranging from $5.36 – $34.27 per share). Calculated pursuant to the treasury stock method. Assumes all options and stock awards outstanding vest upon change of control. Assumes cash of $49 million as of March 31, 2012.

(1) *Includes potential tax benefits from deferred tax assets and net operating losses ("NOLs").*
(2) *Closing share price on February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.*
(3) *For informational purposes. Reflects 52-week high / low as of February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.*
(4) *For informational purposes. Reflects B. Riley & Co. forward share price target discounted one year at cost of equity of 13.5%.*
(5) *Discounted to June 30, 2012 using mid-year convention. Normalized depreciation and amortization calculated as 90.7% of normalized 2014E capital expenditures.*
(6) *Burdened for stock-based compensation and adjusted for one-time expenses and impairments.*

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Implied Transaction Multiples

Kenneth Cole Productions

			Metric:	Unaffected Closing Share Price[1]	Per Share Consideration
Illustrative Share Prices				**$13.07**	**$15.00**
Premium / (Discount) to:	*Closing Share Price ($14.96) (5/21/12)*			(13%)	0%
	Unaffected Share Price ($13.07) (2/23/12) [1]			0%	15%
	45-Day Average ($11.94) [2]			9%	26%
	52-Week High ($13.98) (2/25/11) [2]			(7%)	7%
Diluted Share Count [3]				19.112	19.236
Implied Equity Value				$250	$289
Plus: Debt [4]				0	0
Less: Cash [4]				(49)	(49)
Implied Enterprise Value				$201	$240
Implied Enterprise Value as a Multiple of:					
Sales	LTM *(3/31/12)*		$478	0.42x	0.50x
	2012E		487	0.41	0.49
	2013E		544	0.37	0.44
Adjusted EBITDA [5]	LTM *(3/31/12)*		$24	8.2x	9.8x
	2012E		21	9.4	11.2
	2013E		30	6.6	7.9
Share Price as a Multiple of:					
Adjusted EPS [6]	2012E		$0.40	32.7x	37.6x
	2013E		0.60	21.6	24.8

Source: Public filings and Kenneth Cole Productions management projections.
Note: Dollars in millions, except per share values.
(1) *Closing share price on February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.*
(2) *Based on the 45 days and 52 weeks prior to February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.*
(3) *Based on 10.3 million class A shares and 8.0 million class B shares outstanding, 2.5 million options outstanding with a weighted average exercise price of $16.24 per share (strike prices ranging from $5.36 – $34.27 per share). Calculated pursuant to the treasury stock method. Assumes all options and stock awards outstanding vest upon change of control.*
(4) *Projected debt and cash balances as of March 31, 2012.*
(5) *Burdened for stock-based compensation and adjusted for one-time expenses and impairment charges.*
(6) *Adjusted for one-time items and normalized taxes.*

4

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Selected Public Companies

EV / 2012E EBITDA

12.0x

10.1x

9.4x

8.2x

7.8x 8.0x

7.1x 7.1x 7.2x 6.6x

6.1x 6.0x 5.6x 5.1x

4.0x

0.0x

Oxford Perry True Jones Wolverine Steve Fossil Genesco Deckers Iconix KCP (1) KCP (1) Ellis Religion Group Madden

Apparel Footwear & Accessories Brand Management KCP (Research) (1) KCP (Mgmt.) (1)

Source: Kenneth Cole Productions management projections, public filings, FactSet, Capital IQ, Wall Street research consensus estimates as of May 21, 2012.

(1) KCP implied multiples based on unaffected closing share price of $13.07 on February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share. KCP EBITDA burdened for stock-based compensation and adjusted for one-time expenses and impairment charges.

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Selected Precedent Transactions

Selected Branded Transactions – LTM EBITDA Multiple

14.0x

12.6x

11.3x

10.5x

8.7x 8.9x

8.3x 8.4x

8.0x

7.4x 7.3x

7.0x 6.2x 6.2x

6.0x

3.5x

0.0x

Collective

Brands / Tommy Hilfiger/

Timberland/ Kellwood/ Stride Rite/ Tommy Hilfiger/ Maxwell Shoes/ Hat World/ Converse/ Nautica/ Tommy Nine West/ Wolverine, Phillips-Van VF Corp Sun Capital Payless Apax Jones Genesco Nike VF Corp Bahama/ Oxford Jones Blum, Golden Heusen Gate

Date: May-12 Jun-11 Mar-10 Sep-07 May-07 Dec-05 Jun-04 Feb-04 Jul-03 Jul-03 Apr-03 Mar-99

Transaction $1,810 $2,016 $3,140 $926 $874 $1,379 $265 $177 $324 $507 $325 $1,408

Value:

Source: Wall Street research, public filings, press releases and other publicly available sources. Note: Dollars in millions.

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Discounted Cash Flow Analysis

	Fiscal Year Ending Dec. 31,						Normalized
			2012E				
	2010A	2011A	Q1 - Q2	Q3 - Q4	2013E	2014E	2014E
Sales	$457	$479	$222	$265	$544	$605	$605
% Growth	*11.4%*	*4.7%*	*(0.5%)*	*2.4%*	*11.6%*	*11.4%*	*2.0%*
Adjusted EBITDA [1]	$19	$21	$2	$19	$30	$42	$42
% Margin	*4.1%*	*4.4%*	*1.1%*	*7.2%*	*5.6%*	*6.9%*	*6.9%*
Adjusted EBIT [1]	$9	$11	($3)	$14	$19	$30	$35
% Margin	*2.1%*	*2.4%*	*(1.2%)*	*5.1%*	*3.4%*	*5.0%*	*5.7%*
Tax-Effected Adjusted EBIT [1][2]	$7	$8	($2)	$8	$11	$19	$21
Plus: Depreciation & Amortization	9	10	5	6	12	12	7
Less: Capital Expenditures	(4)	(3)	(4)	(7)	(9)	(8)	(8)
Less: Change in Operating Assets & Liabilities	3	(31)	(13)	11	7	2	0
Unlevered Free Cash Flow	**$15**	**($17)**	**($13)**	**$18**	**$20**	**$24**	**$21**

Discount Rate	Discounted Cash Flows Q3-Q4 2012E – 2014E		PV of Terminal Value at Perpetuity Growth Rate				Implied Enterprise Value at Perpetuity Growth Rate		
			2.5%	3.0%	3.5%		2.5%	3.0%	3.5%
11.0%	$56		$203	$216	$232		$259	$272	$288
12.0%	55	+	178	189	201	=	233	244	256
13.0%	55		158	167	177		213	222	231

Discount Rate	Cash [3]		Implied Per Share Equity Value at Perpetuity Growth Rate			Implied Adjusted EBITDA Multiple [1]		
			2.5%	3.0%	3.5%	2.5%	3.0%	3.5%
11.0%	$48		$15.90	$16.55	$17.30	6.3x	6.7x	7.2x
12.0%	48	=	14.65	15.20	15.80	5.6	6.0	6.4
13.0%	48		13.65	14.10	14.55	5.1	5.4	5.7

Source: Public filings and Kenneth Cole Productions management projections.

Note: Dollars in millions, except per share values. Per share values rounded to nearest $0.05. Present values as of June 30, 2012, using mid-year convention. Normalized terminal value year assumes 2% inflation and 10-year depreciation period with normalized depreciation equal to 90.7% of capital expenditures. Implied equity value per share based on 10.3 million class A shares and 8.0 million class B shares outstanding, 2.5 million options outstanding with a weighted average exercise price of $16.24 per share (strike prices ranging from $5.36 – $34.27 per share). Calculated pursuant to the treasury stock method. Assumes all options and stock awards outstanding vest upon change of control.

(1) Burdened for stock-based compensation and adjusted for one-time expenses and impairment charges.

(2) Assumes 39.0% normalized tax rate for the projection period.

(3) Assumes cash of $48 million as of June 30, 2012.

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Other Perspectives

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Illustrative Implied Multiples

Kenneth Cole Productions

Unaffected Closing Closing Share Price Per Share Share Price(1) (05/21/12) Consideration Illustrative Share Prices $13.07 $14.96 $15.00 $16.00 $17.00 $18.00

Premium / (Discount) to: Closing Share Price ($14.96) (5/21/12) (13%) 0% 0% 7% 14% 20%

Unaffected Share Price ($13.07) (2/23/12) (1) 0% 14% 15% 22% 30% 38%

45-Day Average ($11.94) (2) 9% 25% 26% 34% 42% 51%

52-Week High ($13.98) (2/25/11) (2) (7%) 7% 7% 14% 22% 29% Diluted Share Count (3) 19.112 19.232 19.236 19.323 19.323 19.469 Implied Equity Value $250 $288 $289 $309 $328 $350 Plus: Debt (4) 0 0 0 0 0 0 Less: Cash (4) (49) (49) (49) (49) (49) (49) Implied Enterprise Value $201 $239 $240 $260 $280 $301 Implied Enterprise Value as a Multiple of: Metric: Sales LTM (3/31/12) $478 0.42x 0.50x 0.50x 0.54x 0.58x 0.63x 2012E 487 0.41 0.49 0.49 0.53 0.57 0.62 2013E 544 0.37 0.44 0.44 0.48 0.51 0.55

Adjusted EBITDA (5) LTM (3/31/12) $24 8.2x 9.8x 9.8x 10.7x 11.5x 12.4x 2012E 21 9.4 11.1 11.2 12.1 13.0 14.0 2013E 30 6.6 7.9 7.9 8.6 9.2 10.0 Share Price as a Multiple of: Adjusted EPS (6) 2012E $0.40 32.7x 37.5x 37.6x 40.1x 42.6x 45.1x 2013E 0.60 21.6 24.8 24.8 26.5 28.1 29.8

Source: Public filings and Kenneth Cole Productions management projections. Note: Dollars in millions, except per share values.

(1) Closing share price on February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.

(2) Based on the 45 days and 52 weeks prior to February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.

(3) Based on 10.3 million class A shares and 8.0 million class B shares outstanding, 2.5 million options outstanding with a weighted average exercise price of $16.24 per share (strike prices ranging from $5.36 – $34.27 per share). Calculated pursuant to the treasury stock method. Assumes all options and stock awards outstanding vest upon change of control.

(4) Projected debt and cash balances as of March 31, 2012.

(5) Burdened for stock-based compensation and adjusted for one-time expenses and impairment charges. (6) Adjusted for one-time items and normalized taxes.

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Illustrative Present Value of Hypothetical Future Share Price

LTM EBITDA Multiple	Implied Per Share Equity Value 2013E Present Value [(1)]	 2014E Present Value [(1)]
6.0x	$12.00	$13.75
7.0	13.25	15.25
8.0	14.50	16.75
9.0	15.75	18.25
Implied Forward P/E Multiples [(2)]		
6.0x	15.7x	14.4x
7.0	17.4	16.0
8.0	19.0	17.6
9.0	20.7	19.2
Selected Metrics		
LTM EBITDA [(3)]	$30	$42
Net Cash [(4)]	103	132

Source: Kenneth Cole Productions management projections.
Note: Dollars in millions, except per share values. Future values and present values rounded to the nearest $0.25. Future values as of end of respective year based on LTM EBITDA. Present values discounted to March 31, 2012. Assumes diluted share count of 19.2 million and 19.7 million in 2013E and 2014E, respectively, as per Kenneth Cole Productions management projections. Does not assume any return of capital to shareholders.
(1) *Present value of future share price discounted at a cost of equity of 13.5%. Future stock price calculated based on product of EBITDA multiple and LTM EBITDA, plus net cash, divided by the diluted share count, based on the values for the respective year.*
(2) *Calculated as future share price divided by adjusted EPS, based on 2014E adjusted EPS of $0.95 per share per Kenneth Cole Productions management projections, and 2015E adjusted EPS of $1.35 per share based on extrapolation of Kenneth Cole Productions management projections assuming 2015E sales growth, gross margin expansion and SG&A expenses as a % of sales continue the trends of change from 2013E to 2014E.*
(3) *LTM EBITDA as of December 31 of the respective fiscal year.*
(4) *Estimated ending cash balance at end of respective fiscal year per Kenneth Cole Productions management projections.*

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Illustrative Royalty-Based Transactions

- Selected transactions represent established buyer with licensing model already in place

Selected Royalty-Based Transactions – Multiple of Royalty Revenue


8.0x
6.0x
4.0x
2.0x
0.0x
4.7x
5.0x
3.3x
6.8x
5.6x
5.7x
7.1x
5.4x
5.4x
5.2x
4.6x
4.6x
4.4x

	Ed Hardy/ Iconix	Ecko/ Iconix	Starter/ Iconix	Pillowtex/ Iconix	Rocawear/ Iconix	Danskin/ Iconix	Bill Blass/ Nexcen	Ocean Pacific/ Iconix	London Fog/ Iconix	Mossimo/ Iconix	Mudd/ Iconix	Rampage/ Iconix	Joe Boxer/ Iconix
Date:	Apr-11	Nov-09	Nov-07	Sep-07	Mar-07	Feb-07	Dec-06	Oct-06	Aug-06	Apr-06	Apr-06	Sep-05	Jul-05
Trans. Value:	$73	$215	$60	$246	$239	$85	$71	$54	$38	$117 (1)	$88	$46	$87

Illustrative Per Share Equity Value Calculation (2)

- Calculation does not include potential impact of shift from wholesale to licensing model
- Calculation does not include any breakage costs related to retail stores or severance

Royalty Revenue Multiple	4.0x	5.5x
2012E Royalty Revenue and Advertising Income	$56	$56
Implied Enterprise Value	$223	$307
Plus: Cash (3)	49	49
Implied Equity Value	$272	$356
Implied Per Share Equity Value (4)	**$14.25**	**$18.25**

Source: Kenneth Cole Productions management estimates.
Note: Dollars in millions, except per share values.
(1) *Mossimo does not include $33 million cash paid in connection with the merger to a third party for the withdrawal of its proposal to acquire the capital stock of Mossimo.*
(2) *Does not reflect any breakage costs related to retail stores, severance or conversion of non-licensing businesses to licensing model.*
(3) *Assumes cash of $49 million as of March 31, 2012.*
(4) *Based on 10.3 million class A shares and 8.0 million class B shares outstanding, 2.5 million options outstanding with a weighted average exercise price of $16.24 per share (strike prices ranging from $5.36 – $34.27 per share). Calculated pursuant to the treasury stock method. Assumes all options and stock awards outstanding vest upon change of control. Assumes cash of $49 million as of March 31, 2012.*

10

Bank of America Merrill Lynch

CONFIDENTIAL

Illustrative Leveraged Buyout

Sources and Uses

Sources

	$	% of PF Cap
Existing Cash [(1)]	$40	---
New Asset-Based Revolver ($110 Committed)	48	18%
New Term Loan (L+8.50%)	55	21%
Kenneth Cole Rollover Equity	131	50%
New Equity	27	10%
Total Sources	**$300**	**100%**

Uses

	$	% of Total
Purchase of Equity	$289	96%
Transaction Fees	8	3%
Financing Fees	4	1%
Total Uses	**$300**	**100%**

Leverage Metrics

	Status Quo	Pro Forma		
	09/30/12	09/30/12	2012	2013
Debt / EBITDA [(2)]	--	4.3x	3.2x	1.8x
Adj. Debt / EBITDAR [(2)(3)]	4.5x	6.3	5.6	4.6
EBITDA - Capex / Interest [(2)]	NM	2.1	2.6	6.9
LTM EBITDA [(4)]	$20	$20	$21	$30
LTM Rent	26	26	26	27

Returns to Equity

2014E Exit Mult. EBITDA	2014E Equity IRR at $15.00	Implied Max Equity Value / Share (20% Target IRR)	Premium to Unaffected [(5)]	Multiple of 09/30/12 LTM EBITDA
6.0x	16%	$14.50	11%	11.8x
7.0	25%	15.75	21%	13.1
8.0	34%	17.00	30%	14.4
9.0	42%	18.50	42%	16.0

Source: Kenneth Cole Productions management projections.
Note: Dollars in millions. Illustratively assumes transaction closes on September 30, 2012. "NM" denotes data not meaningful.
(1) Based on September 30, 2012 cash balance of $45 million per Kenneth Cole Productions management projections less $5 million of minimum cash.
(2) Unburdened for stock-based compensation for purposes of leverage metrics.
(3) Debt adjusted for operating leases at 8x rent expense.
(4) Burdened for stock-based compensation.
(5) Closing share price of $13.07 on February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.

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Bank of America Merrill Lynch

CONFIDENTIAL

Illustrative Leveraged Buyout

Illustrative LBO Purchase Price

Illustrative EBITDA Exit Multiple 6.0x 7.0x 8.0x 9.0x

2014E Projected EBITDA $42 $42 $42 $42

Implied 2014E Enterpise Value $252 $294 $335 $377

Less: 2014E Net Debt (33) (33) (33) (33)

Implied 2014E Equity Value $218 $260 $302 $344

Illustrative Required Return 20.0% 22.5% 25.0% 20.0% 22.5% 25.0% 20.0% 22.5% 25.0% 20.0% 22.5% 25.0%

Implied Equity Contribution $145 $138 $132 $173 $165 $158 $201 $191 $183 $228 $218 $208 Plus: Transaction Sources (1) 143 143 143 143 143 143 143 143 143 143 143 143 Less: Financing & Transaction Fees (2) (12) (12) (12) (12) (12) (12) (12) (12) (12) (12) (12) (12) Implied Equity Value to Shareholders $276 $269 $263 $304 $296 $289 $332 $322 $314 $359 $349 $339

Shares (3) 19.194 19.175 19.155 19.301 19.268 19.236 19.406 19.374 19.342 19.496 19.464 19.433

Implied Per Share Equity Value $14.50 $14.00 $13.75 $15.75 $15.25 $15.00 $17.00 $16.75 $16.25 $18.50 $18.00 $17.50

Premium to Unaffected Share Price (4) 11% 7% 5% 21% 17% 15% 30% 28% 24% 42% 38% 34%

Source: Kenneth Cole Productions management projections. Note: Dollars in millions, except per share data.

(1) Based on $48 million of funds drawn on asset based revolver, $55 million term loan and $40 million of excess cash based on projected cash balance of $45 million as of September 30, 2012 less $5 million of minimum cash. (2) Includes financing fees for asset-based revolver and term loan, advisory fees and other transaction expenses.

(3) Based on 10.3 million class A shares and 8.0 million class B shares outstanding, 2.5 million options outstanding with a weighted average exercise price of $16.24 per share (strike prices ranging from $5.36 – $34.27 per share). Calculated pursuant to the treasury stock method. Assumes all options and stock awards outstanding vest upon change of control.

(4) Closing share price of $13.07 on February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share.

Bank of America Merrill Lynch

CONFIDENTIAL

Appendix

Bank of America Merrill Lynch

CONFIDENTIAL

Appendix

Kenneth Cole Productions Historical Share Price Performance

Past Three Years KCP Share Price Performance

Through 05/21/12 Through 02/23/12 Since High Average Low High Average Low

1-Month $16.09 $15.36 $14.42 $13.07 $12.68 $12.10 $18.00 YTD 16.35 14.48 11.09 13.07 12.30 11.09 02/23/11 16.35 12.75 10.15 13.98 12.02 10.15 05/21/11 16.35 12.65 10.15 13.58 11.65 10.15 05/21/10 16.89 12.94 10.15 16.89 12.56 10.15

05/21/09 16.89 11.98 6.53 16.89 11.65 6.53 KCP Closing $15.00 Share Price (05/21/12) $14.96

$12.00 $9.00 $6.00 $3.00 $0.00

08/06/09

KCP reported Q2 2009 earnings of ($0.18) per share, above previous guidance of ($0.25) – ($0.30) per share

02/12/10

KCP revised Q4 2009 earnings estimates to $0.21 per share, up from previous guidance of $0.04 – $0.08 per share

09/17/10

Bloomberg reported that KCP was in talks with Iconix about a potential sale of KCP.

10/25/10

New York Times reported that talks between Kenneth Cole and Iconix had stalled and were unlikely to resume soon

02/28/11

KCP reported Q4 2010 earnings below Wall Street estimates, and announced that CEO Jill Granoff had resigned.

06/09/11

KCP announced that Paul Blum would join the Company as Chief Executive Officer

02/24/12

Kenneth Cole offered to acquire all outstanding shares of the Company’s Class A common stock that he did not already own for $15.00 per share in cash

05/03/2012

KCP reported Q1 2012 earnings below Wall Street estimates, and reported consumer direct comparable store sales decline of 2.0%, representing the fifth straight quarter of comparable store sales declines

05/21/09 12/25/09 08/02/10 03/09/11 10/14/11 05/21/12

Source: FactSet.

Note: Prices reflect closing share price for the respective day.

Bank of America Merill Lynch

CONFIDENTIAL

Appendix

Kenneth Cole Productions Relative Share Price Performance

Past Three Years

350%

Relative Share Price Performance (1)

Through 05/21/12 Through 02/23/12

Selected Selected Since KCP S&P 500 Companies(2) KCP S&P 500 Companies(2) 300% 1-Month (3) (6%) (5%) (11%) 8% 4% 8% YTD 41% 5% 3% 23% 8% 12% 05/21/11 16% (1%) (2%) 2% 2% 4% 05/21/10 31% 21% 41% 14% 25% 60% 05/21/09 111% 48% 149% 84% 53% 190%

250% Selected Companies(2) +149%

200% Kenneth Cole Productions +111%

150% S&P 500 +48%

100%

50%

05/18/09 12/23/09 07/30/10 03/04/11 10/11/11 05/18/12

Source: FactSet.

Note: Prices reflect closing share price for the respective day. (1) Based on closing share prices on May 21, 2012.

(2) Selected Companies includes Cherokee, Deckers, Fifth & Pacific, Fossil, Genesco, Iconix, Jones Apparel Group, Oxford Industries, Perry Ellis, Steve Madden, True Religion and Wolverine Worldwide. (3) Reflects 1-month share price performance from May 21, 2012 and February 23, 2012, respectively.

Bank of America Merrill Lynch

CONFIDENTIAL

Appendix

Selected Public Companies

LTM EBITDA Multiple


20.0x
15.0x
10.0x
5.0x
0.0x
7.4x 7.3x 5.9x 5.2x
14.1x 9.6x 8.5x 8.1x 6.4x
8.6x 7.3x
8.2x 8.2x
Oxford
Perry Ellis
True Religion
Jones Group
Wolverine
Steve Madden
Fossil
Genesco
Deckers
Cherokee
Iconix
KCP
KCP

2012 EBITDA Multiple


20.0x
15.0x
10.0x
5.0x
0.0x
7.1x 6.1x 5.6x 5.1x
10.1x 8.2x 7.8x 7.1x 6.6x
7.2x NA
6.0x 9.4x
Oxford
Perry Ellis
True Religion
Jones Group
Wolverine
Steve Madden
Fossil
Genesco
Deckers
Iconix
Cherokee
KCP
KCP

2012 P/E Multiple


40.0x
30.0x
20.0x
10.0x
0.0x
14.9x 14.3x 9.1x 9.0x
15.1x 14.9x 15.0x 13.4x 12.1x
9.3x NA
17.7x 32.7x
Oxford
True Religion
Jones Group
Perry Ellis
Wolverine
Genesco
Steve Madden
Fossil
Deckers
Iconix
Cherokee
KCP
KCP

2013 P/E Multiple


40.0x
30.0x
20.0x
10.0x
0.0x
12.5x 12.4x 8.2x 7.9x
13.0x 13.0x 11.9x 11.4x 10.1x
8.5x NA
13.8x 21.6x
True Religion
Oxford
Perry Ellis
Jones Group
Steve Madden
Genesco
Wolverine
Fossil
Deckers
Iconix
Cherokee
KCP
KCP

Apparel | Footwear & Accessories | Brand Management | KCP (Research)(1) | KCP (Mgmt.)(1)

Source: Kenneth Cole Productions management projections, public filings, FactSet, Capital IQ, Wall Street research consensus estimates as of May 21, 2012.
Note: "NA" denotes data not publicly available.
(1) KCP implied multiples based on unaffected closing share price of $13.07 on February 23, 2012, the last trading day prior to announcement that Kenneth Cole submitted an offer to acquire KCP for $15.00 per share. KCP EBITDA burdened for stock-based compensation and adjusted for one-time expenses and impairment charges. KCP earnings per share adjusted for one-time items and normalized taxes.

15

Bank of America Merrill Lynch

CONFIDENTIAL

Appendix
Premiums Paid in Selected Control Shareholder Transactions

Annc. Date	Target	Acquiror	Deal Value	Initial Stake %	Premium to / Unaffected Share Price	One-Week Prior	One-Month Prior	45-Day VWAP
01/16/12	Venoco Inc.	Timothy M. Marquez	$400	50%	39%	39%	(6%)	6%
10/03/11	C&D Technologies	Angelo Gordon	52	65%	31%	27%	25%	20%
07/12/11	XO Holdings	ACF Industries	96	62%	84%	93%	103%	110%
02/22/11	Caraco Pharmaceutical Labs.	Sun Pharmaceutical Ind.	51	76%	16%	18%	16%	4%
11/15/10	Mediacom Communications	Rocco B. Commisso	3,597	40% (1)	64%	64%	24%	45%
04/21/11	CNA Surety	CNA Financial	475	61%	38%	39%	49%	49%
01/09/11	Playboy	Hugh Hefner	137	34% (1)	56%	49%	72%	57%
03/22/10	CNX Gas	CONSOL Energy	963	83%	46%	46%	47%	38%
06/02/10	Gerdau Ameristeel	Gerdau SA	1,620	66%	53%	57%	47%	44%
11/03/09	Landry's Restaurants	Tilman Fertitta	157	57%	128%	116%	138%	126%
09/08/09	Odyssey Re Holdings	Fairfax Financial Holdings	1,098	73%	30%	30%	40%	43%
07/29/09	OSG America	Overseas Shipholding Group	70	77%	44%	54%	54%	51%
07/13/09	iBasis	KPN NV	93	56%	131%	116%	117%	140%
03/25/09	Hearst-Argyle Television	Hearst Corp.	77	82%	115%	150%	143%	59%
03/22/09	Cox Radio	Cox Enterprises	82	78%	45%	54%	(7%)	1%
08/12/08	UnionBanCal	Mitsubishi UFJ Financial	3,511	65%	26%	29%	80%	59%
07/21/08	Genentech	Roche	46,763	56%	16%	26%	27%	28%
03/10/08	Nationwide Financial Services	Nationwide Mutual Insurance	2,440	66%	38%	29%	24%	24%
10/23/07	Waste Industries USA	Macquarie Infrastructure	263	51%	33%	41%	33%	32%
07/18/07	Alfa Corp.	Alfa Mutual Insurance	811	55%	45%	46%	30%	35%
04/23/07	Optical Communication Products	Oplink Communications	79	58%	20%	19%	21%	19%
02/23/07	Great American Financial	American Financial Group	223	81%	13%	15%	12%	9%
01/24/07	21st Century Insurance	AIG	758	61%	33%	34%	25%	28%
11/20/06	TD Banknorth	TD Bank Financial Group	3,006	58%	7%	8%	9%	10%
10/09/06	NetRatings	VNU / Nielson	327	61%	44%	45%	43%	45%
03/17/06	William Lyon Homes	General William Lyon	240	75%	44%	51%	27%	26%
03/13/06	Chaparral Resources	LUKoil OAO	89	60%	9%	10%	15%	10%
02/06/06	Lafarge North America	Lafarge	3,293	53%	33%	34%	41%	48%
12/13/05	Virbac Corp.	Virbac SA	52	60%	57%	53%	49%	52%
09/01/05	7-Eleven	Seven-Eleven Japan	1,323	73%	32%	31%	10%	19%
02/21/05	Eon Labs	Novartis	989	65%	25%	23%	18%	17%
01/27/05	Genencor International	Danisco	261	83%	24%	22%	19%	19%
08/02/04	Cox Communications	Cox Enterprises	8,363	62%	26%	25%	25%	19%
11/07/03	barnesandnoble.com	Barnes & Noble	164	75%	36%	33%	31%	27%
06/02/03	Ribapharm	ICN Pharmaceuticals	129	80%	23%	24%	57%	40%
12/16/02	Seminis	Savia SA	60	76%	51%	51%	45%	42%
07/09/02	International Specialty Products	Samuel J. Heyman	127	81%	30%	27%	49%	39%
			Average		43%	44%	42%	39%
			Median		36%	34%	31%	35%
02/24/12	**Kenneth Cole Productions**	**Kenneth Cole**	**$147**	**47%** (1)	**15%**	**17%**	**22%**	**26%**

Source: Public filings, FactSet, CapitalIQ and Dealogic.
Note: Dollars in millions. Reflects transactions since May 2002 involving U.S. targets with a deal value in excess of $50 million in which the acquiring entity held greater than 50% but less than 90% voting interest in the target company.
(1) Represents transactions in which the shareholder held less than 50% of the economic interests, but controlled greater than 50% of the voting interests.

16

Bank of America Merrill Lynch

CONFIDENTIAL

Appendix

Offer History in Selected Control Shareholder Transactions

- For selected control shareholder transactions, 95% of proposals included a price increase
  - 78% of such transactions reflected two or more price increases
  - Only two such transactions, or 5%, did not have a price increase
- On average, acquirors in such transactions increased their initial proposal price by 22%
  - Excluding transactions in which there was no increase, acquirors increased their initial proposal price by 24%

	Selected Control Shareholder Transactions	No Increase	First Increase	Second Increase	Three or More Increases	Average Proposal Increase [1]
Transactions	37	2	35	29	17	22%
% of Total Offers with Increase			95%	78%	46%	
Average Proposal Increase			12%	7%	3%	

Source: Public filings, FactSet, CapitalIQ and Dealogic.
Note: Reflects transactions since May 2002 involving U.S. targets with a deal value in excess of $50 million in which the acquiring entity held greater than 50% but less than 90% voting interest in the target company.
(1) Reflects increase from first proposal to final proposal.

17

Bank of America Merrill Lynch

CONFIDENTIAL

Appendix [Subject to Further Review]

Illustrative Present Value of KCP Potential Tax Benefits

Section 382 Limitation (1)	
Implied Equity Value (2)	$289
Long-Term Tax-Exempt Rate (3)	3.26%
382 Base Limitation *(Annual Limitation)*	**$9**

Net Built-in-Gain Limitation (4)	
Built-in-Gain (4)	$115
15-Year Limitation	15
Annual Limitation *(First 5 Years)*	**$8**

Projected Tax Benefits

	2H 2012E	2013E	2014E	2015E (5)	2016E and Thereafter (6)
KCP Pre-Tax Earnings	$13.6	$18.8	$30.5	$37.0	
Permanent Items (7)	0.1	0.3	0.3	0.3	
Profit Before Tax	$13.7	$19.1	$30.8	$37.3	
Deferred Tax Asset Benefit (8)	$4.5	$1.0	$2.5	$6.4	$39.4
NOL Utilized (9)	9.3	17.1	17.1	9.8	--
Total Tax Benefit	$13.7	$18.1	$19.6	$16.1	$39.4
After-Tax Cash Flow Impact (10)	**$5.4**	**$7.0**	**$7.6**	**$6.3**	**$15.4**
Beginning NOL Balance (10)	$53.3	$44.0	$26.9	$9.8	
Less: NOL Utilized	(9.3)	(17.1)	(17.1)	(9.8)	
Ending NOL Balance	**$44.0**	**$26.9**	**$9.8**	**$0.0**	

Net Present Value of Potential Tax Benefits (11)

Discount Rate	Implied Value	Implied Value Per Share (11)
8.0%	$29.5	$1.55
10.0%	28.0	1.45
12.0%	26.7	1.40

Source: Kenneth Cole Productions management projections.

Note: Subject to change. Based on tax data as provided by Kenneth Cole Productions as of May 21, 2012. BofA Merrill Lynch does not provide tax advice, and nothing herein shall constitute or be construed as tax advice. Dollars in millions, except per share values.

(1) Section 382 limitation based on data provided by Kenneth Cole Productions management.

(2) Based on a $15.00 per share price, assuming 10.3 million class A shares and 8.0 million class B shares outstanding, 2.5 million options outstanding with a weighted average exercise price of $16.24 per share (strike prices ranging from $5.36 – $34.27 per share). Calculated pursuant to the treasury stock method. Assumes all options and stock awards outstanding vest upon change of control

(3) Long-term exempt AFR as of May 2012, as provided by Kenneth Cole Productions management.

(4) Net built-in-gain limitation as per Kenneth Cole Productions management.

(5) Illustrative 2015E pretax earnings as provided by Kenneth Cole Productions management.

(6) Reflects deferred tax asset benefits of $21 million realized from 2016E through 2022E and $18 million realized thereafter with an average utilization period of 25 years per Kenneth Cole Productions management.

(7) As provided by Kenneth Cole Productions management.

(8) Includes deferred tax asset benefits, including items such as deferred compensation, depreciation and amortization, as per Kenneth Cole Productions management.

(9) Reflects minimum of (i) profit before tax less deferred tax asset benefit, (ii) sum of annual limitations ($17 million, including $9 million of section 382 limitation and $8 million of net built-in-gain limitation) and (iii) beginning NOL balance of the respective year.

(10) 2H 2012 beginning balance of $55 million per Kenneth Cole Productions management. Assumes 39% tax rate

(11) Present values discounted to June 30, 2012 using mid-year convention. Assumes 19 million diluted shares. Per share values rounded to the nearest $0.05.

18

Bank of America Merrill Lynch